Exhibit 10.6

IMAGE/TRADITIONAL ITEM PROCESSING SERVICES ORDER

InterCept agrees to provide Customer with the following Item Processing Services. The following terms and conditions are in addition to the terms and conditions of the Master Agreement and General Terms and Conditions attached thereto. The Parties agree that this Order is incorporated into and made part of the Master Agreement, and is subject to the General Terms and Conditions contained therein. In the event that these terms and conditions conflict with any term or condition set forth in the Master Agreement, the term or condition set forth in the Master Agreement shall control unless otherwise specified in writing by the Parties.

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Item Processing Services Order

This Item Processing Services Order is effective upon execution by both parties. The term of this Order is 60 months (5 years), which shall commence upon the date indicated below (the “Term Commencement Date”):

☒          Date of live conversion

☐            Date of renewal of an existing Item Processing Services Order

☐    Date specified by the Parties:

The term of this Order shall be extended automatically for additional terms unless, at least 180 days prior to such automatic extension, either party shall deliver written notice upon the other of its intention that such Processing Services shall not be so extended, in which case the Item Processing Services shall continue through the remaining term but shall not be extended absent written agreement by both Parties.

1.             Definitions. Capitalized terms shall have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the General Terms and Conditions.

1.1           “InterCept System” means the Hardware and Software used by InterCept to provide the Processing Services hereunder.

1.2           “Processing Services” means the Image/Traditional processing and other services to be provided by InterCept hereunder and identified in the “IMAGE/TRADITIONAL ITEM PROCESSING DESCRIPTION OF SERVICES” attachment.

2.             Services

2.1           Item Processing. InterCept agrees to furnish to Customer and Customer agrees to obtain from InterCept the Processing Services for the term set forth herein. Customer may obtain additional products and services offered by InterCept at InterCept’s then current prices for such services. In the performance of Item Processing Services, InterCept accepts no liability for the payment of fraudulent, postdated, or otherwise improper documents.

2.2           Data Retention. All Data provided to or from InterCept for Customer or on behalf of Customer involving  any third party shall be retained for 60 days following processing, and may be destroyed thereafter, or as otherwise mandated by regulatory guidelines and requirements. If image services are provided under this agreement then images shall be retained by InterCept  for the lesser of the term of this agreement or as otherwise mandated by regulatory guidelines and requirements.

2.3           Fees. Customer agrees to pay the fees for such services as identified on the “IMAGE/TRADITIONAL ITEM PROCESSING FEES” attachment. If overtime and/or special handling is requested by Customer or is required because of delays not caused by InterCept, Customer agrees to pay InterCept at its then current rates for overtime and/or special handling for production operations and for any associated out-of-pocket expenses.

2.4           Signature Verification.

2.4.1        InterCept shall provide Customer with signature verification services for certain large dollar items. Customer shall provide InterCept with a current signature card for all accounts to be processed by InterCept. The signature card shall contain specimen signatures for each authorized signatory on each account. Customer agrees to immediately notify InterCept of any changes to authorized signatures on any account and to provide updated specimen signatures as changes are made.

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2.4.2        Customer shall also provide InterCept with written notice of its large dollar threshold (the “Threshold”) and other specific requirements. InterCept shall identify all items delivered to InterCept for processing that exceed the Threshold. InterCept personnel shall compare the signature on each such item with the authorized signature for such account as identified on the signature card provided by Customer. InterCept shall rely solely on the signature cards provided by Customer in determining whether a particular signature is valid. In the event that any signature on an item does not appear to be a valid signature for the account related to such item, InterCept shall forward to Customer via facsimile a copy of such item for review and approval by Customer. Once InterCept identifies an item for review by Customer, InterCept shall not take any action with respect to such item until written instructions are provided by Customer, and InterCept shall process the item only in accordance with those instructions.

2.4.3        InterCept will assist Customer in any reasonable manner to provide information necessary for Customer to investigate any forged or irregular items and seek to recover losses associated with such items.

2.4.4        Customer acknowledges that alleged forgers are trained in the field of duplicating checks and signatures and that certain signatures may appear valid due to the skill of the forger.  Customer further acknowledges that InterCept does not guarantee the performance of the signature verification services by its personnel.  Notwithstanding any other provision of this Order or any other agreement between InterCept and Customer, InterCept shall have no liability for any losses, claims, damages or liabilities suffered by Customer or its customers arising out of the signature verification services, whether due to irregular signatures, forgeries, alleged forgeries or inaccuracies or mistakes by InterCept personnel.

3.             Data Transmission. Data Transmission refers to data in electronic or physical form.

3.1           Time Schedule. Customer and InterCept shall establish a mutually agreeable Time Schedule for the receipt and delivery of work. Customer acknowledges that such Time Schedule will be constrained by limitations outside of InterCept’s control such as but not limited to the courier service provided by Customer, Federal Reserve cutoff times, Customer’s account processing deadline requirements, and the quantity and quality of the Customer’s documents.

3.2           Data Transmission. Customer shall provide all data for input to the InterCept System for processing in a format and manner, and within the Time Schedule, for proper processing. Customer shall be responsible for the authenticity, accuracy, reconstruction capability, and delivery of all information and data submitted to InterCept, and for confirming the accuracy of transaction items received from InterCept. All transaction items received by InterCept are to be deemed approved by Customer. Any error in transaction items is the sole responsibility of Customer. The Customer is responsible for retention and backup of all data and processing records provided to and by InterCept.

4.             Communications.

4.1           Equipment Compatibility. Customer agrees to use and maintain only terminals, modems, and other Hardware, firmware, and Software (collectively, the “Equipment”) compatible with the InterCept System. If requested by InterCept, Customer shall provide sufficient information about the Equipment to allow InterCept to perform tests to demonstrate the compatibility of the Equipment to the InterCept System. Customer shall upgrade Equipment to maintain efficiency and compatibility with the InterCept System at the request of InterCept.

4.2           Establishment of Communications Service. InterCept is not responsible for the reliability or continued availability of the telephone lines, communications facilities, or electrical power used by Customer.

4.3           Risk of Loss. Customer shall bear all risk of loss or damage to items, records, or other input data, or reports and other output data during communication or delivery of such data between Customer and InterCept. Customer shall be responsible for and shall pay all charges related communications charges.

5.             Disaster Recovery. InterCept has in place a disaster recovery plan designed to minimize, but not eliminate, risks associated with a disaster affecting the InterCept System and the Processing Services. InterCept does not warrant that service will be uninterrupted or error free in the event of a disaster. Customer is responsible for adopting a disaster recovery plan relating to disaster’s affecting Customer’s facilities and for securing business interruption insurance or other insurance necessary for Customer’s protection. InterCept shall maintain adequate backup procedures including storage of duplicate record files as necessary to reproduce Customer’s records and data. In the event of a service disruption due to reasons beyond InterCept’s control, InterCept shall use diligent efforts to mitigate the effects of such an occurrence. Per section 2.5.c of the Master Agreement, Customer may review InterCept’s disaster recovery plan.

6.             Insurance. InterCept shall maintain fidelity bond coverage for dishonest acts committed by InterCept’s personnel, and insurance covering hazards, including losses caused by fire, disaster, and other events that may interrupt normal service. Such coverages shall be in amounts as determined by *InterCept. Upon request, InterCept shall furnish Customer with applicable certificates of insurance.

*                    Mutual Agreement

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6.1           Service Performance Standards.

6.2           Availability of Communications. InterCept shall ensure that the InterCept System and the Processing Services are available for communication between Customer and InterCept during the periods agreed to in the Time Schedule.

6.3           Exclusions. InterCept shall not be responsible for (i) telecommunications failures, (ii) service interruptions beyond InterCept’s control, (iii) delay or failure of any third party courier or delivery service, or (iv) failure of any third party vendor to deliver information, files, magnetic media, products, support or services, or other materials required for InterCept to provide services hereunder. In the event such delays exist without interruption for a period of more than 30 days, Customer or InterCept may elect to terminate this Order without penalty. Customer is under no obligation to make any payments to InterCept for any continuous period of interruption that exceeds 5 consecutive business days.

7.             Problem Reporting and Resolution

7.1           Problem Reporting. Customer is responsible for reporting problems to InterCept’s customer service or operations staff at the contact numbers or addresses provided by InterCept from time to time.

7.2           Problem Response. InterCept shall respond to each reported problem promptly based on the severity of the problem and its effect on Customer’s operations. InterCept shall use reasonable commercial efforts to either resolve each problem or provide Customer with information to allow Customer’s personnel to address the problem. In the event the resolution of a reported problem which materially impacts Customer’s operations will carry-over to the next business day, InterCept will provide Customer with a status report for the problem and an estimate of the resolution time and course, if possible.

8.             Third Party Audit. InterCept shall provide to Customer a copy of any third party service audits of the records of InterCept upon request and payment by Customer of a reasonable and customary charge. If requested, InterCept shall also provide to Customer annual audited financial information at no charge.

9.             Termination. In addition to sections 4.2 and 4.3 of the Master Agreement, InterCept and Customer agree as follows:

9.1           Termination by InterCept. InterCept may terminate this Order at any time upon 180 days written notice to Customer.

9.2           Termination by Customer. Customer may terminate this Order, without cause, at any time upon 180 days written notice accompanied by a cancellation fee. Such cancellation fee shall be 75% of the average total monthly fees for Processing Services payable by Customer to InterCept for the previous six months (or for all prior months if this Order has been in effect or InterCept has been providing the Processing Services for less than six months) multiplied by the number of months remaining in the then current term, or 75% of the monthly “minimum charge” (as set forth in the Order) multiplied by the number of months remaining in the then current term, whichever is greater. In addition to the cancellation fee, Customer shall pay immediately all previously invoiced and overdue amounts.

10.          Deconversion.

10.1         Upon termination of this Order, InterCept shall dispose of Customer’s files as InterCept deems appropriate unless Customer, prior to the date of termination, provides InterCept with written instructions for the disposal of Customer’s files. At Customer’s expense, InterCept will comply with such instructions to the extent reasonable and feasible. InterCept reserves the right to maintain Customer’s data for a period of 60 days following termination of this Order.

10.2         Upon (i) termination of this Order, and (ii) written request by Customer, Customer’s files shall be delivered to Customer provided that Customer consents, agrees, and authorizes InterCept to retain Customer’s files until (i) InterCept has been paid in full for all fees for all services provided hereunder through the date such files are returned to Customer, and InterCept has been paid any and all other amounts that are due or will become due under this Order; (ii) if this Order is being terminated, InterCept has been paid any applicable termination and cancellation fee pursuant to this Order or Master Agreement, (iii) Customer has returned to InterCept all InterCept Confidential Information requested by InterCept, and (iv) Customer pays InterCept’s normal costs and fees associated with providing deconversion of Customer’s files. Such costs and fees include but are not limited to shipping and handling fees, media costs, hourly programming fees, and hourly processing fees. Customer acknowledges that InterCept shall have a lien on Customer’s files until all such sums are paid. The release of the lien and surrender of possession of the files shall not affect InterCept’s claim for any payments due.

10.3         Upon termination of this Order, and (i) At InterCept’s option, and (ii) Customer’s written request,  InterCept may continue to retain Customer’s files  for the purpose of providing research, image record reprint and report reprint services to Customer based upon InterCept’s then current fee schedule.

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Each of InterCept and Customer has agreed to these terms and conditions as of the date set forth below:

Customer:		InterCept, Inc.:

By:	/s/ Dann H Bowman	By:	/s/ Todd Shiver

Dann H Bowman		Todd Shiver
Print Name		Print Name

President/ CEO		Vice President
Print Title		Print Title

10-30-02		11-6-02
Date		Date

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IMAGE/TRADITIONAL ITEM PROCESSING DESCRIPTION OF SERVICES

Proof and Encode

•                  Over the counter (teller) work is filmed by the bank, bundled, then routed to InterCept. Debit and Credit totals are established and outgoing Cash Letter items are encoded using InterCept’s Image Processing equipment.

Capture

•                  Over the counter and Incoming Cash letter items are read by the high speed reader sorter. Images of all documents are digitized and stored on magnetic media along with information needed to post and/or track each document.

NSF/Unposted

•                  All exception items will be reviewed with the bank if necessary and will then be processed by InterCept. This includes preparation and disposition of NSF notices, outgoing return cash letters, and ACH returns. Unposted/unmatched items will be corrected and resubmitted for posting.

Incoming Returns

•                  InterCept will process Participating Bank’s FRB return cash letter. Returned items will be resubmitted, charged back to the customer account or placed in Participating Bank’s cash items based on prearranged agreements.

Statement Rendering

•                  Imaged statements will be printed, metered and mailed by InterCept for all Checking and Savings accounts based on Participating Bank’s instructions. InterCept will also verify enclosure counts, meter and mail statements on non-imaged accounts. Any account having an image or document discrepancy (cripple statement) that can not be resolved by InterCept will be forwarded to Participating Bank for handling. At Participating Bank’s request, InterCept will insert marketing or other informational material in out-going statements.

Research and Adjustments

•                  InterCept will conduct any necessary research and make appropriate entries required regarding FRB cash letters processed on behalf of Participating Bank.

Document Storage

•                  InterCept will store Participating Bank’s physical items at its facility for safekeeping until they are disposed of.

Optical Image Storage

•                  InterCept will archive document images from Participating Bank’s designated RAID unit to InterCept’s Optical Disk system as needed for long term storage.

Report Printing

•                  All daily and periodic stock paper reports will be printed by InterCept for distribution to Participating Bank.

Notices and Special Forms

•                  Any printed system output requiring special forms will be produced by InterCept for distribution to Participating Bank or its customer.

Electronic File Transmission

•                  InterCept will transmit captured item data to Participating Bank via high speed data communications for input to Participating Bank’s processing system.

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Positive Pay

•                  InterCept will verify the check issues file against the checks paid file. Customer or Customer’s customer must supply the checks issues file.

Signature Verification

•                  InterCept shall provide Customer with signature verification services for certain large dollar items. Customer shall provide InterCept with a current signature card for all accounts to be processed by InterCept. The signature card shall contain specimen signatures for each authorized signatory on each account. Customer agrees to immediately notify InterCept of any changes to authorized signatures on any account and to provide updated specimen signatures as changes are made.

Customer shall also provide InterCept with written notice of its large dollar threshold (the “Threshold”) and other specific requirements. InterCept shall identify all items delivered to InterCept for processing that exceed the Threshold. InterCept personnel shall compare the signature on each such item with the authorized signature for such account as identified on the signature card provided by Customer. InterCept shall rely solely on the signature cards provided by Customer in determining whether a particular signature is valid. In the event that any signature on an item does not appear to be a valid signature for the account related to such item, InterCept shall forward to Customer via facsimile a copy of such item for review and approval by Customer. Once InterCept identifies an item for review by Customer, InterCept shall not take any action with respect to such item until written instructions are provided by Customer, and InterCept shall process the item only in accordance with those instructions.

InterCept will assist Customer in any reasonable manner to provide information necessary for Customer to investigate any forged or irregular items and seek to recover losses associated with such items.

Customer acknowledges that alleged forgers are trained in the field of duplicating checks and signatures and that certain signatures may appear valid due to the skill of the forger.  Customer further acknowledges that InterCept does not guarantee the performance of the signature verification services by its personnel.  Notwithstanding any other provision of this Order or any other agreement between InterCept and Customer, InterCept shall have no liability for any losses, claims, damages or liabilities suffered by Customer or its customers arising out of the signature verification services, whether due to irregular signatures, forgeries, alleged forgeries or inaccuracies or mistakes by InterCept personnel.

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3150 Holcomb Bridge Road Suite 200 Atlanta, GA 30071 Phone: (770) 248-9600 Fax (770) 242-6803 www.intercept.net

MASTER AGREEMENT FOR PROVISION OF HARDWARE,
SOFTWARE AND/OR SERVICES

Name of Customer: Chino Commercial Bank	Phone Number: 909-393-8880

Address: 14345 Pipeline Ave	Fax Number: 909-590-1079

City, State, Postal Code: Chino, CA 91710	After Hours Phone Number: 909-261-8941

InterCept Contact Person: Jack Goold	Customer Contact Person: Dann Bowman
InterCept Email Address: Jack.goold@intercept.net	Customer Email Address: dannhbowman@chinocommercialbank.com

The InterCept Group (“InterCept”) provides certain hardware, software, and services for financial institutions that Customer wishes to purchase or lease. In consideration thereof, the Parties agree as follows:

InterCept shall provide to Customer the hardware, software, and services set forth in this Agreement and all Related Agreements. Related Agreements include purchase orders, proposals, price lists, payment schedules, product and service descriptions, and other agreements between the Parties executed on, before, or after the Effective Date. Such Related Agreements are incorporated into and made a part of this Agreement. The Parties acknowledge that this Agreement and all Related Agreements are subject to the general terms and conditions attached hereto. In the event that these general terms and conditions conflict with any term or condition set forth in any Related Agreement, the term or condition attached hereto shall control unless otherwise specified in writing by the Parties.

Provision of all products and services shall be governed by the applicable purchase orders or leases. Products and services provided by third parties shall be governed by the terms and conditions of the agreements provided by such third parties.

This Master Agreement is effective upon execution by both Parties (the “Effective Date”).

Each of InterCept and Customer has agreed to these terms and conditions as of the date set forth below:

Customer:		InterCept, Inc.:

By:	/s/ Dann H Bowman	By:	/s/ Todd Shiver

Dann H Bowman		Todd Shiver
Print Name		Print Name

President/ CEO		Vice President
Print Title		Print Title

12/21/04		1/3/05
Date		Date

NOTE: Each Party must also initial the arbitration provisions of the General Terms and Conditions

GENERAL TERMS AND CONDITIONS

The following terms and conditions are in addition to the terms and conditions of the Master Agreement and all Related Agreements.

1.       Definitions. Capitalized terms used herein shall have the following meanings.

1.1.    “Acceptance” shall mean the occurrence of the conditions set forth in Section 2.2.

1.2.    “Affiliate” means a company which owns or controls, directly or indirectly, a majority of the stock or board of directors of a Party to this Agreement, or a company whose stock or board of directors is owned or controlled, directly or indirectly, by a Party to this Agreement.

1.3.    “Agreement” means the Master Agreement, these General Terms and Conditions, and all attachments, all of which are incorporated herein.

1.4.    “Changes” mean corrections, updates, upgrades, translations, additions, and modifications to the Software and Documentation, and any other new or additional works based in whole or part on the Software and Documentation.

1.5.    “Confidential Information” means any competitively sensitive or secret business, marketing, or technical information, technology, business processes or procedures, and customer information of InterCept,  Customer, or either of their Affiliates, including the terms of this Agreement and all other Agreements and communications between InterCept and Customer. InterCept’s Confidential Information shall include, but is not limited to, all software, hardware, and documentation provided or licensed to Customer hereunder, used to provide services to Customer hereunder, or to which Customer has access as a result of its relationship with InterCept. Customer’s Confidential Information shall include, but is not limited to, all information concerning Customer’s customers and their accounts, and Customer’s proprietary business practices and procedures. Confidential Information shall not include information which is (i) generally known to the public or readily ascertainable from public sources (other than as a result of a breach of confidentiality hereunder), (ii) independently developed by the receiving Party without reference to or reliance on any Confidential Information of the disclosing Party, as demonstrated by written records of the receiving Party, or (iii) obtained from an independent third party who created or acquired such information without reference to or reliance on Confidential Information or breach of obligations of confidentiality.

1.6.    “Documentation” means the user and operating documentation relating to the Software as provided by InterCept to Customer or to InterCept’s customers generally.

1.7.    “Hardware” means all computer, communications, network, and other hardware equipment which customer has agreed to purchase or lease under any Related Agreement.

1.8.    “InterCept” shall mean The InterCept Group, Inc.

1.9.    “Licensed Products” mean collectively the Software and Documentation.

1.10.  “Parties” shall mean the Customer and collectively The InterCept Group, Inc. and all wholly owned subsidiaries.

1.11.  “Related Agreements” mean all purchase orders, proposals, price lists, payment schedules, product and service descriptions, and all other agreements between the parties executed on, before, or after the Effective Date in which the parties specifically adopt the terms and conditions of this Agreement.

1.12.  “Related Expenses” shall mean reasonable travel, living, hardware, communications, and other out-of-pocket expenses incurred by InterCept in the performance of its obligations hereunder, including, but not limited to, airfare, travel costs, lodging costs, and meals; shipping charges, courier and delivery charges; tape, cartridge, CD and diskette cost; courier charges; and voice and data telecommunications expenses, and the cost of all other hardware and software which Customer requests from InterCept, provided that such hardware and software costs are approved by Customer prior to their expenditure. To the extent reasonably possible, InterCept will obtain the approval of Customer prior to incurring substantial Related Expenses, and Customer will not unreasonably withhold such approval.

1.13.  “Software” means the object code version of the InterCept software as identified in any Related Agreement, along with all Changes provided to Customer or authorized by InterCept hereunder.

1.14.  “Third Party Software” means any third party software required to be used in conjunction with the Software provided to Customer by InterCept.

2.       Provision of Products and Services

2.1.    Products and Services. InterCept agrees to provide Customer with the Hardware, Software, account processing services, and/or related products and services described in this Agreement or any Related Agreement. All products and services shall be provided pursuant to the terms and conditions applicable to such products and services as set forth in this Agreement or any Related Agreement.

2.2.    Acceptance. After Customer has received the Hardware, Software, data processing services, and/or related products and services described in this Agreement or any Related Agreement, Customer shall conduct such further inspection and testing as it deems necessary or appropriate  to determine whether any defect exists. Customer shall notify InterCept in writing of any defect within 30 days of receipt of the initial invoice from InterCept. Failure to give such notice shall constitute an unqualified acceptance of the product or service.

2.3.    Training. InterCept shall provide the training services for Customer described in any Related Agreement, for the fees set forth therein. Training shall take place at InterCept’s or Customer’s premises as specified in such Related Agreement. Customer shall provide adequate personnel for training. Customer may obtain additional training with reasonable notice to InterCept at InterCept’s then current rates for such services.

2.4.    Customer Contacts. Each of Customer and InterCept shall maintain a contact person to act as the primary point of communication. Each Party’s initial contact person is listed on the Master Agreement. Each Party may change its contact person with written notice to the other Party.

2.5.    Regulatory Requirements. Unless otherwise specified in any Related Agreement:

(a)   Federal and State Requirements. InterCept shall use all reasonable efforts to ensure that the products and services provided hereunder comply with and allow Customer to comply with existing federal and state rules and regulations applicable to financial institutions. Customer shall notify InterCept in the event that Customer discovers or is notified that any product or service provided by InterCept does not meet or allow Customer to meet such requirements, and InterCept shall use its best efforts to bring such products or services into compliance within a reasonable time thereafter. Federal and state rules affecting financial institutions are subject to change and InterCept shall use all reasonable efforts to ensure that the products and services provided hereunder comply with and allow Customer to comply with such future changes. InterCept reserves the right to adjust its prices to the extent any future changes to federal and state rules and regulations increase the cost of the products and services provided hereunder.

(b)   InterCept. InterCept agrees to comply with all rules, laws, and regulations which directly govern InterCept or its operations due to its status as a provider of products or services to financial institutions.

(c)   Access to InterCept and Customer’s Data. InterCept shall provide access to its equipment and facilities and Customer’s data as reasonably requested or required by Customer, Customer’s internal or third party auditors, or any state, federal, or local regulatory agency with regulatory authority over Customer or InterCept. Customer will provide InterCept with reasonable prior notice of such audits, will cause its auditors and staff to conduct such audits in a manner designed to minimize the disruption to InterCept’s operations, and will ensure that any such third parties provided with access hereunder will comply with Customer’s obligations of confidentiality hereunder.

2.6.    Changes to Services. InterCept reserves the right to make changes to services including, but not limited to, operating procedures, security procedures, the type of equipment resident at, and the location of InterCept’s facilities, including all changes necessitated by any change in any law, rule, regulation, or requirement of any regulatory agency, provided that InterCept shall use its best efforts not to delete services or make changes which would cause a material increase in Customer’s cost of doing business without Customer’s prior approval. InterCept will provide Customer with reasonable prior written notice of changes which will materially affect Customer’s procedures.

3.       Payment and Terms.

3.1.    Fees. Customer agrees to pay all fees and charges for products and services to be provided under this Agreement as set forth in the Related Agreements. All amounts shall be paid in U.S. dollars by wire transfer to the bank account designated by InterCept in accordance with the payment terms set forth in the Related Agreements, or as otherwise agreed between InterCept and Customer. Additionally, Customer shall pay all Related Expenses.

3.2.    Payment Terms. All amounts are due and payable on the date specified in the Related Agreements, or, if a date is not specified, not later than 30 days following the date of invoice. Overdue amounts shall accrue interest at the lesser of 1½% per month or the highest rate allowed under applicable law. The Customer further agrees to pay all costs of collection, including reasonable attorneys’ fees. Time is of the essence with respect to all payments due from Customer hereunder.

3.3.    Taxes. Customer shall pay on a timely basis all sales, use, import, export, VAT, excise and other taxes, tariffs, and duties arising out of or imposed on InterCept or Customer as a result of the provision of products and/or services by InterCept hereunder, however designated, based or levied by any federal, state, municipal, or local taxing authority of United States (but shall not include Federal, state, or local income taxes imposed on InterCept). Customer shall promptly reimburse and shall indemnify InterCept for all such taxes which InterCept is required by any taxing authority to pay.

3.4.    Fee Adjustments. InterCept reserves the right to adjust its prices once per year subject to 30 days advanced written notice. InterCept shall not increase in any calendar year the fees and charges by more than the percentage increase in the U.S. Department of Labor, Consumer Price Index for Urban Wage Earners and Clerical Workers, All Cities, (1982=100) for the previous 12 months. InterCept shall not increase Customer’s fees or charges by a greater percentage than it increases its customers’ fees in general for the same or similar products or services.

4.       Default and Termination

4.1.    Term. Unless earlier terminated as provided for herein, the term of this Agreement shall commence on the Effective Date and shall continue for so long as any Related Agreement between the Parties that specifically adopts the terms and conditions of this Agreement remains in effect.

4.2.    Termination by Customer.

(a)   Customer may terminate any Related Agreement upon 30 days written notice accompanied by payment for all previously invoiced and overdue amounts. If applicable, Customer shall pay the cancellation fee set forth in such Related Agreement.

(b)   Customer may terminate this Agreement and the applicable Related Agreement upon the occurrence of any of the following:  (i) InterCept’s material breach of any provision of this Agreement or the applicable Related Agreement if InterCept has not cured or initiated adequate steps to cure such breach or failure within 30 days following written notice of such breach or failure to InterCept; or (ii) InterCept ceases to do business, makes a composition or assignment for the benefit of creditors, becomes bankrupt or insolvent, or is found subject to any provisions of the bankruptcy code concerning involuntary bankruptcy or similar proceeding. If any breach or failure materially affects Customer’s ability to conduct its operations in accordance with safe and sound banking practices or materially affects Customer’s ability to service its customers, then such notice period shall be shortened to 10 business days. Termination may be immediate or at a future date to allow for a conversion to an alternate product or service provider. In no event shall InterCept be responsible for Customer’s costs associated with identification, selection, engagement, or implementation of a replacement vendor.

4.3.    Termination by InterCept. Unless otherwise specified in any Related Agreement, InterCept may terminate this Agreement and the applicable Related Agreement upon the occurrence of any of the following:  (i) Customer’s material breach of any provision of this Agreement or the applicable Related Agreement if Customer has not cured or initiated adequate steps to cure such breach or failure within 30 days following written notice of such breach or failure to Customer; (ii) Customer fails to pay any fee or charge when due; or (iii) Customer ceases to do business, makes a composition or assignment for the benefit of creditors, becomes bankrupt or insolvent, or is found subject to any provisions of the bankruptcy code concerning involuntary bankruptcy or similar proceeding. In the event of termination, all fees and amounts due with respect to such product or service shall accelerate and become due and payable immediately.

4.4.    Return of Materials. Upon any termination of this Agreement and completion of all conversion and other continuing activities, each Party shall promptly return to the other or destroy all copies of all materials relating to such products or services or containing any Confidential Information of the other Party, including all copies of all data, software, and documentation.

4.5.    Survival. All rights and obligations under this Agreement and any Related Agreement with respect to restrictions on the use of products and services, protection of intellectual property rights, payment of fees, confidentiality, and indemnification shall survive the expiration or termination of this Agreement and any Related Agreement.

5.       Customer Obligations

5.1.    Hardware and Software. Customer agrees to obtain, install, operate, and maintain the hardware, software, and general operating environment required for the proper use and operation of the products and services to be provided by InterCept hereunder (excluding that which is to be provided by InterCept hereunder), including, but not limited to, all hardware, software, and networks; telecommunications lines, equipment, and service; power lines, outlets, sources and conditioners; UPS equipment; and environmental conditioning equipment (the “Operating Environment”). InterCept shall be responsible for components of the Operating Environment which InterCept has been contracted to provide. The Operating Environment shall comply with specifications provided by InterCept, and must be certified by InterCept as meeting such specifications prior to implementation by InterCept of any products or services which rely on such Operating Environment. InterCept shall provide Customer with all requirements for the Operating Environment prior to or within a reasonable time following the execution of this Agreement. Customer shall in the future acquire all such additional hardware, software, and equipment as may be necessary to support additional products or services ordered from InterCept, as reasonably required to support any increase in Customer’s size or transaction volume, as necessary to keep its technology reasonably current and competitive, or as required to support any upgrade to any InterCept product or service which Customer desires to implement.

5.2.    Support. Customer shall provide InterCept with all data, documents, reports, access to personnel, and other assistance as may be reasonably required or necessary for InterCept to provide the products and services to be provided hereunder. InterCept will provide prompt notice of all such requirements and Customer shall not unreasonably withhold or delay such items or assistance.

5.3.    Personnel. Following completion of training to be provided by InterCept under any Related Agreement, Customer shall provide and train all personnel reasonably required for the proper use and operation of the products and services provided by InterCept hereunder.

5.4.    Data Protection. Customer shall establish proper procedures to verify the correctness and integrity of the data stored or produced by InterCept’s products or services. Customer shall own and retain all right, title, and interest in and to all Customer account and transaction data provided by Customer to InterCept. Unless otherwise agreed, Customer shall be responsible for all data and proper backup thereof.

5.5.    Final Regulatory Approval for De Novo Banks. The obligations of Customer under the Master Agreement and all Related Agreements are subject to Customer receiving its final regulatory approvals required for Customer to commence operations. If Customer fails to receive such approvals for any reason, Customer may terminate this Order and receive a refund of all fees paid to InterCept hereunder. Notwithstanding the foregoing, Customer shall be responsible for paying InterCept for all costs and expenses incurred by InterCept in the performance of its obligations hereunder through such date, including all fees for implementation and other services provided through such date, and all fees for hardware and software purchased by InterCept on Customer’s behalf. If InterCept can sell or use such equipment elsewhere, Customer shall receive a refund equal to 50% of the cost of such equipment.

6.       Terms and Conditions Applicable to Hardware

6.1.    Shipping and Delays. Unless otherwise specified in any Related Agreement, all Hardware is delivered F.O.B. from InterCept’s offices, or from the manufacturer, as applicable, subject to the allocation of risk set forth below. Customer is responsible for all shipping, freight, handling, and other costs associated with delivering the Hardware to Customer’s premises. The means of shipment of the Hardware shall be in InterCept’s discretion and shipment may be made in installments unless otherwise mutually agreed in writing prior to shipment. The delivery dates quoted by InterCept are estimates only and subject to availability and delivery from the respective manufacturers of the Hardware. InterCept shall not be responsible for any delay attributable to any manufacturer or other third party.

6.2.    Title, Risk of Loss, and Insurance.

(a)   Title and Risk. Risk of loss to the Hardware shall pass to Customer upon shipment. Title to the Hardware shall remain with InterCept until Customer has paid the full purchase price for the Hardware.

(b)   Insurance. Until Hardware is fully paid for, Customer, at its sole cost and expense, shall acquire and maintain adequate insurance to cover the unpaid portion of the purchase price. Coverage should include, but not be limited to, fire, extended coverage, vandalism, malicious mischief, and other coverage. In the event of any loss, damage, or destruction to the Hardware while any portion of the purchase price remains unpaid, Customer shall pay the remaining unpaid portion of the purchase price from the insurance proceeds.

6.3.    Transfer of Goods. Until Customer has made full payment to InterCept for the Hardware, Customer will not sell, exchange, lease, encumber, or pledge the Hardware, grant or permit the creation or attachment of any other security interest therein or lien thereon, or otherwise dispose of the Hardware or any of Customer’s rights therein without InterCept’s prior written consent. During such period, Customer shall use reasonable efforts to prevent the Hardware from being levied upon under any legal process, or to prevent anything to be done that would materially impair the value of any of the Hardware. Until Customer has paid for the Hardware in full, Customer grants InterCept a purchase money security interest in the Hardware. Customer agrees to execute and deliver any financing statement or other document as InterCept may request to attach or perfect such security interest, including financing statements and UCCs.

6.4.    Price Protection. InterCept guarantees the purchase price of the Hardware as set forth on any Related Agreement up to and including the installation date. If Customer has not accepted the Hardware on or prior to the date of installation through no fault of InterCept, InterCept may change such price as appropriate to reflect any increase in the cost of the Hardware that InterCept must pay.

6.5.    Hardware Substitution. Customer agrees that because of the rapid evolution and technological advances in the industry, any order is subject to change based on such advances or discontinuances from the manufacturer. Customer acknowledges that InterCept may provide substitute Hardware which in InterCept’s opinion is of equivalent or better quality than the Hardware originally ordered by Customer.

6.6.    Use and of Hardware. Hardware which is leased shall only be used by qualified employees of the Customer in the ordinary and normal course of the Customer’s business. Customer at all times shall use the Hardware in a careful and proper manner in conformity with the manufacturer’s specifications and documentation, and shall comply with and conform to all applicable federal, state, local, and other laws, ordinances and regulations and all conditions of all insurance required hereby which relate in any way to the possession, use, or maintenance of the Hardware. Except to the extent InterCept has agreed to provide Hardware maintenance under any Related Agreement, Customer shall at its own cost and expense, maintain and keep the leased Hardware in good repair, condition, and working order as to the appearance and mechanical performance. InterCept shall have the right but not the obligation to inspect the Hardware during Customer’s normal business hours. Customer shall notify InterCept in writing prior to moving or relocating the Hardware to any other address or facility other than Customer’s primary business address.

6.7.    Alterations to Leased Hardware. Customer shall not make or provide any improvements, alterations,

modifications, or additions to the leased Hardware without InterCept’s prior written consent.

6.8.    Characterization of Leased Hardware. The leased Hardware is and at all times shall remain personal property. If requested by InterCept, Customer shall obtain, prior to delivery of the Hardware, a certificate in form satisfactory to InterCept from each party having an interest in the real property where the Hardware may be located, waiving any claim with respect to the Hardware. If at any time during the term hereof InterCept supplies Customer with labels, plates, or other markings stating that Hardware is owned by InterCept or is subject to any interest of any other person, Customer shall affix such markings to, and keep such markings prominently displayed on, the Hardware.

6.9.    Title to Leased Hardware. The leased Hardware is and shall remain the sole and exclusive property of InterCept. Customer shall execute and deliver all financing statements provide by InterCept for filing of notice of such title, including UCC statements.

6.10.  Return of Leased Hardware. Upon expiration or other termination of any lease with respect to any Leased Hardware for any reason, Customer shall immediately return the Hardware at its own cost and expense, freight prepaid, to such location as InterCept shall specify. Upon such return, the Hardware shall be in good order and condition, ordinary wear and tear excepted, shall be certified for manufacturers’ maintenance, and shall be free and clear of all liens and encumbrances.

6.11.  Insurance for Leased Hardware. Unless otherwise specified in any Related Agreement, at Customer’s cost and expense, Customer shall obtain and maintain in full force and effect throughout the term of any Related Agreement (including any extensions or renewals thereof) insurance on the leased Hardware in the amount of the full replacement value of the leased Hardware, and shall name Customer and InterCept as named insureds, as their interests may appear. Customer agrees to cooperate in the adjustment and settlement of any claim so as to secure to InterCept the benefit of such insurance coverage and further agrees to provide the amount of the deductible from its funds. In addition, Customer shall obtain and maintain at its expense throughout the term of any Related Agreement (including any extensions or renewals thereof) liability insurance covering the risks and liabilities associated with the operation, use, and ownership of the leased Hardware, and naming InterCept as an additional named insured. Customer shall furnish InterCept with policies and/or certificates evidencing the foregoing insurance coverages, and such policies and/or certificates shall provide for at least 30 days prior written notice to InterCept of any cancellation, reduction, or lapse in coverage.

6.12.  Hardware Maintenance. Subject to the payment by Customer of the fees for hardware maintenance set forth in any Related Agreement, InterCept agrees to provide Customer with maintenance services for the Hardware as follows:

(a)   Telephone Support. InterCept will provide remote telephonic support for the Hardware during the hours set forth in InterCept’s then current policies and procedures for the applicable Hardware. Telephone support shall include its best efforts (i) to diagnose errors or malfunctions in the Hardware and malfunctions caused by operator error, (ii) advise Customer of corrective measures, and (iii) clarify operating instructions.

(b)   Depot Maintenance. For Hardware supported by depot maintenance, if the problem cannot be resolved through telephonic support, InterCept shall ship loaner replacement Hardware Monday through Friday (except on days that InterCept’s office is closed) for next business day delivery, and Customer shall pack and deliver the defective Hardware to InterCept for repair. InterCept shall either repair the Hardware or replace it with equivalent Hardware at InterCept’s discretion. Unless otherwise specified in any Related Agreement, InterCept will pay all freight charges for the delivery of Hardware and Customer will pay all freight charges for the return of Hardware.

(c)   Onsite Maintenance. If specified on any Related Agreement, InterCept shall provide on-site maintenance for the applicable Hardware during the hours as indicated on such Related Agreement.

(d)   Modifications. Maintenance services do not include modifications, additional features, or accessories purchased by Customer unless specifically added to the list of covered Hardware in writing. InterCept may increase the maintenance fee to cover such modifications, additional features, or accessories with 30 days prior written notice.

(e)   Hardware Not Support by InterCept. InterCept is not responsible for Hardware supported by any third party or for any Hardware which InterCept has not expressly agreed to support or for which Customer has not paid the applicable maintenance fees.

(f)    Customer Obligations. Customer shall promptly notify InterCept of all problems with the Hardware, and shall, if applicable, provide assistance in identifying and detecting problems, errors, and malfunctions. Customer agrees not to attempt any repair or maintenance of the Hardware during the term of this Agreement without the prior written consent of InterCept.

7.              Terms and Conditions Applicable to Software

7.1.    License Grant. Subject to the restrictions and limitations of this Agreement and to payment of the fees set forth in any Related Agreement, InterCept hereby grants to

Customer a non-exclusive, non-transferable right and license during the term of this Agreement to:

(a)   install and use the Software in accordance with the terms of any Related Agreement;

(b)   transfer the Software to a backup machine when the primary machine on which the Software is installed or licensed for use is temporarily inoperable or unusable, or to another machine for disaster recovery testing (which may occur concurrent with normal use of the Software), or for disaster testing, recovery, and processing;

(c)   make no more than 2 copies of the Software for testing, backup, and archival purposes in addition to the number of copies authorized by licenses granted;

(d)   use the Documentation in support of Customer’s authorized use of the Software;

(e)   make a reasonable number of additional copies of the Licensed Products or portions thereof as required to support Customer’s authorized or licensed use of the Software.

7.2.    Restrictions. Unless otherwise expressly agreed, all licenses are for the object code version of the applicable Software only. The Software may only be used for Customer’s own internal data processing needs and for processing the data of its customers. Customer may not, without the prior written consent of InterCept:

(a)   translate, reverse engineer, de-compile, interpret, or disassemble the Software;

(b)   transfer, distribute, sell, lease, or assign the Licensed Products;

(c)   use the Licensed Products to process accounts or records, or to generate output data, for the direct benefit of, or for purposes of rendering services to, any business entity or organization other than Customer, provided Customer shall not be prevented from processing its customer’s accounts; or

(d)   make any Changes to the Software.

7.3.    Affiliates. Customer may not provide or use the Software for the benefit of Affiliates unless each such Affiliate has agreed to be bound by the terms and conditions of this Agreement and Customer has obtained and paid the necessary licenses and paid the appropriate license fees for such Affiliate.

7.4.    Use of Software. Customer agrees to comply with any operating instructions for all Software in accordance with its Documentation.

7.5.    Scope of Software Maintenance. Unless otherwise specified in any Related Agreement, InterCept shall provide the following maintenance and support services for the Software:

(a)   Error Correction. InterCept shall insure that the Software operates in conformance with the specifications and program descriptions set forth in the associated Documentation. InterCept agrees, as its exclusive obligation hereunder, to use reasonable commercial efforts to correct reported defects in a timely manner based on the severity of the error and its effect on Customer’s business or operations. Minor errors which do not materially affect Customer’s business or operations or cause unreasonable disruption to Customer may be addressed in the next release of the Software. For some errors, InterCept may provide Customer with a reasonable procedure or “work around” to avoid the effects of the error until it can be addressed in the next release of the Software, provided that such procedure is not unreasonably burdensome on Customer or its employees.

(b)   Telephone Support. InterCept will provide remote telephonic support for the Software during regular business hours excluding banking holidays. Telephone support shall include (i) diagnosing errors in the Software and malfunctions caused by operator error, (ii) advising Customer of corrective measures, and (iii) clarifying operating instructions contained in the Documentation.

(c)   New Releases. InterCept shall provide Customer with all new releases, versions, error corrections, patches, and fixes for the Software which InterCept provides to its customers who have contracted for maintenance services for such Software generally. InterCept shall provide reasonable telephone assistance to help Customer install and operate each release. InterCept reserves the right to charge additional fees to all maintenance customers for any new or additional product, or for new or additional versions of the Software which introduce significant new functionality or changes in the technology used, provided, or relied on.

(d)   Prior Releases. InterCept shall only provide maintenance and support services hereunder for the then current release of the Software and for the previous release of the Software for three months following the provision of the newest release to Customer. Thereafter, InterCept may in its sole discretion agree to provide support for older releases, but reserves the right to charge Customer at its time and materials rates for such support.

7.6.    Customer Cooperation. Customer shall promptly notify InterCept of all problems with the Software, and shall, if applicable, provide assistance in identifying and detecting problems, errors, and malfunctions. As requested by InterCept, Customer shall provide data and information regarding all errors with sufficient detail and supporting documentation to enable InterCept to diagnose, and if necessary, recreate the problem, error, or malfunction. If applicable, Customer agrees to maintain dial in access to the Software for remote access and diagnosis purposes. InterCept agrees not to use such dial in line for any other reason without Customer’s consent.

7.7.    Limitations. Software maintenance shall not cover malfunctions and errors caused by (i) unreported defects, (ii) misuse or abuse of the Software, (iii) Customer’s failure to backup the system, (iv) use of the Software with hardware or software other than that approved by InterCept for use with the Software, or (v) Changes made by Customer which are not provided to InterCept or which are not developed in consultation with InterCept and which are not compatible with subsequent Releases of the Software. Maintenance does not include on-site service or the installation of any Software or Hardware. If Customer requests on-site assistance, InterCept may provide such support and bill Customer at then current time and materials rates for such services.

7.8.    Delivery. The licenses granted to Customer under Section 7.1 shall become immediately effective upon the delivery of the Software, and shall not be delayed or contingent based on installation, operation, or the delivery or completion of any services.

7.9.    Records. Customer agrees to maintain a record of the number and location of all copies of the Licensed Products in its possession. Customer shall provide InterCept with a copy of such record upon InterCept’s written request. Following prior written notice, InterCept or its designee shall have the right to enter Customer’s premises during regular business hours in a non-disruptive manner for the purpose of inspecting the location and use of the Licensed Products, the compliance of Customer with the provisions of this Agreement, and the standard procedures of Customer regarding retention, safekeeping, and disposal of all media and materials pertaining thereto.

8.       Warranties

8.1.    Service Warranty. InterCept shall perform all services which it agrees to perform pursuant to this Agreement and any Related Agreement in a workmanlike manner consistent with industry standards. If InterCept breaches such warranty, its sole obligation shall be to re-perform the services in question promptly and properly.

8.2.    Year 2000 Warranty. InterCept has tested all of its products and services to verify compliance with year 2000 standards in accordance with the FFIEC Year 2000 Management Awareness publication dated May 5, 1997. InterCept warrants that all products and services provided by InterCept hereunder, including all software but not including third party hardware or software, shall operate in accordance with this Agreement and all warranties provided hereunder on dates occurring on and after January 1, 2000, and on all other critical dates identified by Customer’s primary regulatory agencies, to the same extent that it operates prior to such date and without errors caused by such dates. InterCept is not responsible for any errors caused by improperly formatted or corrupted data received from or generated by Customer or any third party or any third party product interfaced to InterCept’s products or services.

8.3.    Hardware. Customer acknowledges that any Hardware sold or leased hereunder is produced by independent manufacturers. InterCept shall not be responsible for design or manufacturing defects, which shall be the sole responsibility of the manufacturer. If available, Hardware warranties will be those provided directly by the original manufacturer. InterCept’s liability to the Customer resulting from the performance of maintenance services is strictly limited to the return of Hardware to good operating condition and the repair of damaged or defective parts. Notwithstanding the foregoing, or section 6 above, InterCept shall not be responsible for repair, replacement, or maintenance of Hardware due to damage caused by fire, water, lightening, power surge, other casualty, Acts of God, customer negligence, abuse, or neglect, or the act or omission of any third party. The manufacturers of the Hardware have represented to InterCept that the Hardware is Year 2000 compliant. However, InterCept makes no representation or warranty whatsoever as to such compliance.

8.4.    Software. InterCept warrants for 90 days following implementation, that the Software shall conform in all material respects with any program descriptions included in the associated Documentation and any written marketing materials provided by InterCept to Customer relating to such Software, and that the Software will operate on and in conjunction with the hardware provided by or specified by InterCept for use with such Software. InterCept does not warrant that the Software will operate without interruption or be error-free. In the event Customer discovers any non-conformance by the Software with the above warranty (a “defect”), Customer agrees to provide InterCept notice of such defect, and shall, upon InterCept’s request, provide such data and information regarding the defect as InterCept may require to recreate the defect. InterCept agrees, as its exclusive obligation for any breach of such warranty, to use its best efforts to correct reported defects. InterCept shall not be responsible for (i) unreported defects, (ii) defects caused by misuse or abuse of the Software, (iii) defects caused by use of the Software with hardware or software other than that approved by InterCept for use with the Software, or for (iv) Changes made other than by or with the express written authority of InterCept. Customer shall be limited to the warranties provided by third-party licensors or manufacturers with respect to third-party software or equipment that may be provided by InterCept. Following the 90 day warranty, Customer’s recourse for failure and malfunctions of the Software shall be limited to the services and remedies provided under any software maintenance agreement then in effect.

8.5.    DISCLAIMER. EXCEPT AS PROVIDED IN THIS AGREEMENT AND ANY RELATED AGREEMENTS, INTERCEPT SPECIFICALLY

DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.6.    LIMITATION OF LIABILITY. IN NO EVENT SHALL INTERCEPT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE, OR INABILITY TO USE, ANY PRODUCTS PROVIDED OR LICENSED TO CUSTOMER HEREUNDER, FOR ANY FAILURE TO PROVIDE SERVICES, FOR ANY ERROR IN THE PROVISION OF PRODUCTS OR SERVICES TO CUSTOMER UNDER THIS AGREEMENT, OR ARISING OUT OF ANY OTHER CIRCUMSTANCES ASSOCIATED WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES BASED ON LOSS OF PROFIT, LOSS OR INTERRUPTION OF DATA OR COMPUTER TIME, OR ALTERATION OR ERRONEOUS TRANSMISSION OF DATA, EVEN IF INTERCEPT IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

8.7.    LIABILITY CAP. INTERCEPT’S TOTAL LIABILITY TO CUSTOMER UNDER ANY PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT (WHETHER BASED ON TORT, CONTRACT, OR ANY OTHER THEORY), OTHER THAN CLAIMS BASED UPON THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INTERCEPT, SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY CUSTOMER FOR THE PRODUCT OR SERVICE GIVING RISE TO THE LIABILITY. WITH RESPECT TO PRODUCTS AND SERVICES FOR WHICH CUSTOMER PAYS MONTHLY OR PERIODICALLY, INTERCEPT’S LIABILITY SHALL BE LIMITED TO THE AMOUNT PAID BY CUSTOMER FOR SUCH PRODUCTS OR SERVICES IN THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE FACT OR CIRCUMSTANCE GIVING RISE TO SUCH LIABILITY. ALL DAMAGES SHALL BE REDUCED BY ANY AMOUNT RECEIVED BY CUSTOMER UNDER ANY INSURANCE POLICY COVERING THE EVENT GIVING RISE TO THE LIABILITY. THE PARTIES ACKNOWLEDGE THAT EACH OF THEM RELIED UPON THE INCLUSION OF THIS LIMITATION IN CONSIDERATION OF ENTERING INTO THIS AGREEMENT.

8.8.    Third Party Products and Services. Unless otherwise expressly agreed, InterCept shall not be responsible for, does not warrant, and no warranties made hereunder or under any Related Agreement shall apply to, any product or service, including but not limited to hardware, software, or equipment, manufactured or provided by any third party. The provision of all such third party products and services shall be subject to the terms and conditions provided by such third party to Customer, if any. Except as otherwise expressly agreed with Customer, InterCept shall not under any circumstances be responsible for any products or services provided by any third party, including but not limited to transmission or communication errors, use or failure of hardware or equipment, use or failure of software, failure of delivery or courier services, or for any act, error, omission, or circumstance beyond InterCept’s reasonable control.

9.       Confidentiality. Each Party agrees at all times to maintain the complete confidentiality of the Confidential Information of the other. Neither Party shall permit or authorize access to, or disclosure of, the Confidential Information of the other to any person or entity other than its employees or advisors who have a “need to know” such information in order to enable such Party to exercise its rights or perform its obligations under this Agreement. Neither Party shall disclose or supply the Confidential Information of the other to any non-employee third party without the prior written approval of the other Party, which approval shall not be unreasonably withheld, provided the requesting Party can demonstrate a need for such disclosure in order to comply with its obligations hereunder. Notwithstanding the foregoing, each Party may provide Confidential Information of the other to its Affiliates, contractors, and third party service or product suppliers to the extent reasonably necessary to provide or take advantage of the services to be provided to Customer hereunder, provided that such third party is advised of the disclosing Party’s obligations of confidentiality hereunder, and the disclosing Party agrees that it shall remain primarily responsible for any misuse of such Confidential Information by such third party. Either Party may disclose portions of the Confidential Information of the other to the extent such disclosure is required by any rule, law, regulation, court, court order, or government or quasi-government agency, provided the Party required to make such disclosure notifies the other Party of the applicable legal requirements before such disclosure occurs and assists the other Party to obtain such protection as may be available to preserve the confidentiality of such information.

9.1.    For the purposes of this Agreement, and in accordance with the privacy and security requirements of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq. and corresponding regulations, when and as effective (the “GLB Act”), nonpublic personal information of the customers of Customer shall be treated as Confidential Information, shall be protected as provided in the GLB Act, and shall not be disclosed except pursuant to the consent or direction of such customers or as otherwise permitted by the GLB Act. Customer shall be responsible for establishing and providing to its customers in accordance with the GLB Act a statement of Customer’s policies and practices with respect to the disclosure and protection of such nonpublic personal information.

10.    Title. All user manuals, Documentation, and Software products supplied by InterCept and not identified as third party works are (i) copyrighted works protected by copyright laws, treaties, and conventions of the United States and (ii) contain trade secrets and Confidential Information of InterCept protected under applicable law of the United States. InterCept retains all right, title, and interest in and to all such products, and all copyright, trade secret, patent, and other intellectual property rights contained therein, subject only to the limited license granted to Customer in this Agreement or any Related Agreement. InterCept shall also exclusively own all changes, modifications, and additions to all such products, whether made by or on behalf of InterCept, Customer, or their employees, agents or otherwise. To the extent that Changes, including all associated intellectual property rights, are not owned in their entirety by InterCept immediately upon their creation, Customer agrees to assign (and hereby automatically assigns) all right, title, and interest therein to InterCept, without any requirement of consideration or further documentation. Customer agrees to take such further action and execute such further documentation as InterCept may reasonably request to give effect to this Section.

11.    Patent and Copyright Indemnity

11.1.  Warranty. InterCept warrants that it owns or has all necessary rights in all intellectual property necessary to grant Customer the right to use any products or services provided by InterCept to Customer.

11.2.  Infringement Claims. If a third party claims that any product or service provided by InterCept to Customer infringes upon any patent, copyright, trade secret, or similar intellectual property right of any third party, and such claim would impair Customer’s right to use such product or service under this Agreement, InterCept shall (as long as Customer is not in default under this Agreement or any other agreement with InterCept) defend Customer against that claim at InterCept’s expense and pay all damages awarded by a court in a final judgment, provided that Customer (i) promptly notifies InterCept in writing of any such claim, (ii) allows InterCept to control the defense and disposition of such claim, including any related settlement negotiations, and (iii) cooperates with InterCept, at InterCept’s expense, in the defense of such claim.

11.3.  Remedies. If such a claim is made or appears possible, InterCept shall, at its option, either (i) secure for Customer the right to continue to use the product or service in question, or (ii) modify or replace the product or service Software so it is non-infringing, but continues to provide the functionality which Customer contracted for. If InterCept cannot do either of the foregoing after reasonable effort, InterCept may refund a pro-rata portion of the fees paid for the infringing material.

11.4.  Exclusions. InterCept shall have no liability or obligation hereunder to the extent that any infringement is caused by or attributable to any modification, addition, or change to any product or service by anyone other than InterCept, or the combination, operation, or use of any software or other product or service with any hardware or software not approved in writing by InterCept. THIS SECTION STATES INTERCEPT’S ENTIRE OBLIGATION TO CUSTOMER WITH RESPECT TO MATTERS OF TITLE OR ANY CLAIM OF INFRINGEMENT THEREOF.

12.    Dispute Resolution and Arbitration.

12.1.  Dispute Resolution. In the event of any claim, controversy, or dispute between Customer and InterCept regarding this Agreement or any products or services to be provided by InterCept hereunder, the parties agree to negotiate in good faith toward resolution of the issue, and to escalate the dispute to senior management personnel in the event that the dispute cannot be resolved at the operational level. Disputes which cannot be resolved shall be submitted to binding arbitration under the following section.

12.2.  Arbitration. If the parties cannot resolve any claim, controversy, or dispute through good faith negotiation,  including any dispute regarding the validity, construction, or enforcement of this Agreement, either Party may demand that such matter be submitted to final and binding arbitration. The site of all arbitration proceedings shall be Atlanta, Georgia, unless InterCept and Customer agree in writing to another site. Issuance of an arbitration demand shall suspend the effect of any default entailed by such claim, controversy, or dispute and any judicial or administrative proceedings instituted in connection therewith, for the duration of the arbitration proceedings. Arbitration shall be governed by the commercial rules of the American Arbitration Association (the “AAA”). Arbitration shall be conducted by one arbitrator who shall be chosen by the AAA. The arbitrator or arbitrators shall determine whether a default has occurred, and shall deliver a decision specifying such remedy (including money damages) as shall (a) fully implement the intent and purposes of this Agreement and any Related Agreement (b) indemnify and hold harmless the non-breaching Party from all losses, costs, and expenses (including costs of arbitration and reasonable attorneys’ fees) resulting from the default. Termination or limitation of either Party’s rights in its software, hardware, or Confidential Information, or any associated intellectual property rights, may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that each Party shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction in order to protect its rights in its hardware, software, trade secrets, documentation, Confidential Information, or any associated intellectual property rights while such proceeding is pending or in support of any award made pursuant to such arbitration. InterCept and Customer hereby consent to the enforcement in the courts of the United States of any arbitral judgment or award rendered pursuant to this Section.

Customer Initials: s/ DHB

InterCept initials: /s/ TS

13.    General

13.1.  Good Faith. Each Party agrees to perform its obligations as set forth in this Agreement in good faith and in a prompt and reasonable manner. All objections and complaints shall be made in good faith, and the parties agree to work together to resolve all issue and disputes within the framework and according to the terms of this Agreement.

13.2.  Notice. All notices, requests, and other communications required or permitted to be given or delivered hereunder to either Party must be in writing, and shall be personally delivered, sent by certified or registered mail, postage prepaid and addressed, by overnight courier such as Fedex, by fax, or by email to such Party at the address shown on the first page of this Agreement, or at such other address as has been furnished by notice given in compliance with this section. All notices, requests, and other communications shall be deemed to have been given upon delivery as evidenced by return receipt, courier records, or fax confirmation.

13.3.  Assignment. Neither Party may assign, transfer, or delegate its rights or obligations hereunder without the other Party’s prior written consent, except that this Agreement may be assigned without consent to any successor in interest to all or substantially all of the business or assets of the assigning Party.

13.4.  Waiver. The failure of either Party to enforce any term of this Agreement shall not constitute a waiver of either Party’s right to enforce every term of this Agreement.

13.5.  Enforcement. If either Party brings an action under this Agreement (including appeal), the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

13.6.  Indemnification. Subject to Section 8, InterCept and Customer shall indemnify and hold harmless the other Party against all claims, liabilities, losses, damages, and causes of action relating to (i) personal injury or property damage arising out the intentional or negligent acts or omissions of the Party in the course of performance under this Agreement or any Related Agreement and (ii) the provision of intellectual property under this Agreement or any Related Agreement.

13.7.  Severability. If any provision of this Agreement be held by a court of competent jurisdiction or arbitration authority to be unenforceable, the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.8.  Choice of Law. This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of law rules.

13.9.  Force Majeure. Neither Party shall be in default for failing to perform under this Agreement (other than a failure to make payment when due or to comply with restrictions upon the use of the products and services) if such failure arises out of any act, event, or circumstance beyond the reasonable control of such Party, whether or not predicted or foreseeable. The Party so affected will resume performance as soon as reasonably possible.

13.10.  Headings and Captions. The headings and captions of this Agreement are inserted only as a matter of convenience and in no way limit the scope or affect the meaning of any section.

13.11.  Employees. Neither Party shall hire or solicit for hire or engage as an independent contractor any employee of the other during the term of and for one year after the termination of this Agreement, without the express written consent of the other Party.

13.12.  Amendment; Conflict. This Agreement constitutes the entire agreement between the Parties and may not be modified or amended except in writing signed by both Parties. All Related Agreements are incorporated into and made part of this Agreement and are subject to the general terms and conditions herein. In the event that these general terms and conditions conflict with any term or condition set forth in any Related Agreement, the term or condition set forth herein shall control unless otherwise specified by the Parties.

13.12.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which when taken together shall constitute one complete instrument.